Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Extra Space Storage Inc.:

We consent to the use of our report dated September 23, 2005, with respect to the combined balance sheets of Storage USA Carve-out Company as of December 31, 2004 and 2003, and the related combined statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/S/ KPMG LLP

Memphis, Tennessee

October 11, 2005